EXHIBIT 99.1

Reed’s Inc. Announces Completion of Debt Refinancing

Enhances Financial Flexibility

Reduces Ongoing Financing Costs

NORWALK, CT, October 9, 2018 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced that it has successfully refinanced its outstanding facilities. The refinancing, led by Rosenthal & Rosenthal, strengthens the Company’s financial profile, significantly reducing debt service and borrowing costs. The $13 million asset based loan replaces its existing credit agreements with PMC. Based on current interest rates, the Company's annual debt service will be reduced by approximately $1.5 million.

Proceeds from the credit facility were used to repay all existing PMC borrowing, totaling $8.8 million in outstanding principal and accrued fees and expenses across Reed’s working capital and equipment lease facilities. Following the completion of the refinancing, the Company has approximately $9.1 million drawn on the new $13 million credit facility. This new facility will mature on March 30, 2021.

“We are very pleased with the execution of this refinancing as it is another significant milestone in the company’s transformation,” stated Val Stalowir, CEO of Reed’s, Inc. “The improved financial terms and reduced debt service will allow us the flexibility to fund incremental investments in sales and marketing, driving improved growth and financial performance as we embark upon our next phase of growth.”

“We are excited to partner with Rosenthal & Rosenthal and look forward to their flexible financing as the company executes against its growth initiatives,” stated Iris Snyder, CFO of Reed’s, Inc. “We remain focused on continuing to improve financial performance while enhancing long-term value for our shareholders.”

About Reed’s:

Established in 1989, Reed’s has sold over 500 million bottles of its category leading natural, handcrafted beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s #1 selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors across the natural, specialty, grocery, drug, club and mass channels nationwide. Reed’s Ginger Beers are unique to the category because of the proprietary process of hand brewing its award-winning products using fresh organic ginger combined with natural spices and fruit juices. Reed’s Ginger Beers come in three levels of increasing ginger intensity that deliver a delicious and powerful ginger bite and burn that only comes from fresh ginger root. The Company uses this same handcrafted approach and dedication to the highest quality ingredients in its award-winning Virgil’s line of great tasting, bold flavored craft sodas which are now available in new zero sugar, zero calorie varieties.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds

Visit Virgil’s website at: http://www.virgils.com

Follow Virgil’s on Twitter and Instagram @drinkvirgils

Visit Virgil’s Facebook Fan Page @drinkvirgilssoda

About Rosenthal & Rosenthal:

Rosenthal & Rosenthal (www.rosenthalinc.com) is the leading independent factoring, asset based lending and purchase order financing firm in the United States. Founded in 1938 by Imre J. Rosenthal, the firm is now led by the second and third generations of the Rosenthal family. As a privately held company, Rosenthal is committed to providing personalized service and flexible lending to clients across a broad range of industries. Rosenthal has offices in New York, California, Georgia and North Carolina.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(310) 217-9400 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com